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                                                                     EXHIBIT 5.1

[TODCO LOGO]                             THE OFFSHORE DRILLING COMPANY

                                         2000 W. Sam Houston Pkwy, S., Suite 800

                                         Houston, Texas 77042-3615

                                         Main 713.278.6000 Fax 713.278.6100

                                         www.theoffshoredrillingcompany.com

February 9, 2004

TODCO
2000 W. Sam Houston Pkwy. S.
Suite 800
Houston, Texas 77042

Ladies and Gentlemen:

         As set forth in the Registration Statement on Form S-8 (the "Registration Statement") to be filed by TODCO, a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 3,000,000 shares (the "Shares") of Class A common stock of the Company, par value $.01 per share (the "Class A common stock"), that may be issued pursuant to the terms of the TODCO Long Term Incentive Plan (the "Incentive Plan"), certain legal matters in connection with the Shares are being passed upon for the Company by me. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

         In my capacity as the Company's General Counsel in the connection referred to above, I have examined the Company's Third Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws, each as amended to date, and the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, I have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates.

         I have assumed that all signatures on all documents examined by myself are genuine, that all documents submitted to me as originals are accurate and complete, that all documents submitted to me as copies are true and correct copies of the originals thereof and that all information submitted to me was accurate and complete. In addition, I have assumed for purposes of paragraph 2 below that the consideration received by the Company for the Shares will be not less than the par value of the Shares.

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         On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, I am of the opinion that:

         1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

         2. Upon the issuance and sale of shares of Class A common stock pursuant to the provisions of the Incentive Plan for consideration fixed by the Executive Compensation Committee of the Board of Directors, such shares of Class A common stock will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Randall A. Stafford

Randall A. Stafford
Vice President and General Counsel,
Corporate Secretary